Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	April 22, 2008

Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported first quarter earnings of $775 thousand up from $658 thousand which represents an increase of 17.8% for the same period last year.

Total assets ended the quarter at $411.4 million, up from $392.6 million at March 31, 2007, representing a 4.8% growth in assets. Roger Dick, Chief Executive Officer, said, “We are pleased with these results as we are experiencing a decline in our economy that we have not seen since January 2001. This is going to require us to continue to focus on our goals, and work even harder to achieve them. However, while many financial institutions have been impacted negatively by the weakness in the residential housing market, Uwharrie Capital Corp and its subsidiary banks have experienced solid growth in our mortgage operations income.”

Favorable developments include the continued growth of the company’s non-interest income which exceeded $1.8 million year to date through March 31, 2008 and increased 20.9% over last year. This includes income from mortgage origination activities during the first quarter of $441 thousand, a significant increase of 73% compared to the same period of 2007.

Uwharrie Capital Corp shareholders are reminded of the Company’s Annual Meeting scheduled for May 13, 2008 that will be held at Stanly County Agri-Civic Center.

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